UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

RULE 13-d2(a)

(Amendment No. 22)

Salton, Inc.
(Name of Issuer)
Common Stock, $0.01 par value
(Title of Class of Securities)
795757103
(CUSIP Number)

Joel B. Piassick 2100 Third Avenue North, Suite 600 Birmingham, Alabama 35203
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 13, 2008
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

(1)    The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 795757103	Page 2

SCHEDULE 13D

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: Harbinger Capital Partners Master Fund I, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER 0 SHARED VOTING POWER 538,206,465 SOLE DISPOSITIVE POWER 0 SHARED DISPOSITIVE POWER 538,206,465
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 538,206,465
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 73.5%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 795757103	Page 3

SCHEDULE 13D

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: Harbinger Capital Partners Offshore Manager, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER 0 SHARED VOTING POWER 538,206,465 SOLE DISPOSITIVE POWER 0 SHARED DISPOSITIVE POWER 538,206,465
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 538,206,465
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 73.5%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 795757103	Page 4

SCHEDULE 13D

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: HMC Investors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER 0 SHARED VOTING POWER 538,206,465 SOLE DISPOSITIVE POWER 0 SHARED DISPOSITIVE POWER 538,206,465
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 538,206,465
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 73.5%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 795757103	Page 5

SCHEDULE 13D

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: Harbinger Capital Partners Special Situations Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER 0 SHARED VOTING POWER 152,794,441 SOLE DISPOSITIVE POWER 0 SHARED DISPOSITIVE POWER 152,794,441
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 152,794,441
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.9%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 795757103	Page 6

SCHEDULE 13D

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: Harbinger Capital Partners Special Situations GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER 0 SHARED VOTING POWER 152,794,441 SOLE DISPOSITIVE POWER 0 SHARED DISPOSITIVE POWER 152,794,441
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 152,794,441
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.9%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 795757103	Page 7

SCHEDULE 13D

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: HMC – New York, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER 0 SHARED VOTING POWER 152,794,441 SOLE DISPOSITIVE POWER 0 SHARED DISPOSITIVE POWER 152,794,441
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 152,794,441
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.9%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 795757103	Page 8

SCHEDULE 13D

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: Harbert Management Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Alabama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER 0 SHARED VOTING POWER 152,794,441 SOLE DISPOSITIVE POWER 0 SHARED DISPOSITIVE POWER 152,794,441
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 152,794,441
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.9%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 795757103	Page 9

SCHEDULE 13D

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: Philip Falcone
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Alabama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER 0 SHARED VOTING POWER 691,000,906 SOLE DISPOSITIVE POWER 0 SHARED DISPOSITIVE POWER 691,000,906
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 691,000,906
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 94.4%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 795757103	Page 10

SCHEDULE 13D

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: Raymond J. Harbert
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER 0 SHARED VOTING POWER 691,000,906 SOLE DISPOSITIVE POWER 0 SHARED DISPOSITIVE POWER 691,000,906
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 691,000,906
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 94.4%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 795757103	Page 11

SCHEDULE 13D

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: Michael D. Luce
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER 0 SHARED VOTING POWER 691,000,906 SOLE DISPOSITIVE POWER 0 SHARED DISPOSITIVE POWER 691,000,906
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 691,000,906
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 94.4%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 795757103	Page 12

SCHEDULE 13D

This Amendment No. 22 amends and supplements the Statement on Schedule 13D relating to the shares of Common Stock, par value $0.01 per share (the “Shares”), of Salton, Inc., a Delaware corporation (the “Issuer”) filed on June 13, 2006, as amended October 20, 2006, October 26, 2006, November 6, 2006, November 16, 2006, December 18, 2006, January 3, 2007, January 24, 2007, February 9, 2007, March 30, 2007, May 3, 2007, May 9, 2007, June 12, 2007, June 29, 2007, July 24, 2007, July 31, 2007, October 4, 2007, December 28, 2007, May 27, 2008, July 16, 2008, August 25, 2008 and October 1, 2008 (as amended, the “Schedule 13D”) by Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”), an investment fund, Harbinger Capital Partners Offshore Manager, L.L.C. (“Harbinger Management”), the investment manager of the Master Fund, HMC Investors, L.L.C., its managing member (“HMC Investors”), Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Fund,” and together with the Master Fund, the “Funds”), an investment fund, Harbinger Capital Partners Special Situations GP, L.L.C., the general partner of the Special Fund (“HCPSS”), HMC – New York, Inc., the managing member of HCPSS (“HMCNY”), Harbert Management Corporation (“HMC”), the parent of HMCNY, Philip Falcone, a shareholder of HMC, member of HMC Investors and the portfolio manager of the Master Fund and the Special Fund, Raymond J. Harbert, a shareholder of HMC and member of HMC Investors, and Michael D. Luce, a shareholder of HMC and member of HMC Investors (each of the Master Fund, Harbinger Management, HMC Investors, the Special Fund, HCPSS, HMCNY, HMC and Messrs. Falcone, Harbert and Luce, a “Reporting Person”, and collectively, the “Reporting Persons”). The Capitalized terms used herein and not otherwise defined in this Amendment No. 22 shall have the meanings set forth in the Schedule 13D.

Item 4. Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended to add the following information:

On November 13, 2008, in accordance with the terms and conditions of the Purchase Agreement, the Master Fund purchased from the Issuer 25,000 shares of Series E Preferred Stock in cash for a purchase price of $1,000 per share of Series E Preferred Stock.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect To Securities of the Issuer

Item 6 of the Schedule 13D is hereby amended to add the following information:

The information contained in the amendment to Item 4 above with respect to the purchase by the Master Fund of 25,000 shares of Series E Preferred Stock from the Issuer on November 13, 2008 is hereby incorporated into this Item 6 by reference.

CUSIP No. 795757103	Page 13

SCHEDULE 13D

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners Offshore Manager, L.L.C.

By:	HMC Investors, L.L.C., Managing Member
By:	/s/ Joel B. Piassick
Name: Joel B. Piassick Title: Executive Vice President

HARBINGER CAPITAL PARTNERS OFFSHORE MANAGER, L.L.C.

By:	HMC Investors, L.L.C., Managing Member
By:	/s/ Joel B. Piassick
Name: Joel B. Piassick Title: Executive Vice President

HMC INVESTORS, L.L.C.

By:	/s/ Joel B. Piassick
Name: Joel B. Piassick Title: Executive Vice President

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special Situations GP, L.L.C.

By:	HMC – New York, Inc., Managing Member
By:	/s/ Joel B. Piassick
Name: Joel B. Piassick Title: Executive Vice President

CUSIP No. 795757103	Page 14

SCHEDULE 13D

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS GP, L.L.C.

By:	HMC – New York, Inc., Managing Member
By:	/s/ Joel B. Piassick
Name: Joel B. Piassick Title: Executive Vice President

HMC – NEW YORK, INC.

By:	/s/ Joel B. Piassick
Name: Joel B. Piassick Title: Executive Vice President

HARBERT MANAGEMENT CORPORATION

By:	/s/ Joel B. Piassick
Name: Joel B. Piassick Title: Executive Vice President

By:	/s/ Philip Falcone
Name: Philip Falcone

By:	/s/ Raymond J. Harbert
Name: Raymond J. Harbert

CUSIP No. 795757103	Page 15

SCHEDULE 13D

By:	/s/ Michael D. Luce
Name: Michael D. Luce

November 14, 2008

Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No. 795757103	Page 16

SCHEDULE 13D

EXHIBIT A

AGREEMENT

The undersigned agree that this Schedule 13D, Amendment No. 22 dated November 14, 2008 relating to the Shares of Salton, Inc. shall be filed on behalf of the undersigned.

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners Offshore Manager, L.L.C.

By:	HMC Investors, L.L.C., Managing Member
By:	/s/ Joel B. Piassick
Name: Joel B. Piassick Title: Executive Vice President

HARBINGER CAPITAL PARTNERS OFFSHORE MANAGER, L.L.C.

By:	HMC Investors, L.L.C., Managing Member
By:	/s/ Joel B. Piassick
Name: Joel B. Piassick Title: Executive Vice President

HMC INVESTORS, L.L.C.

By:	/s/ Joel B. Piassick
Name: Joel B. Piassick Title: Executive Vice President

CUSIP No. 795757103	Page 17

SCHEDULE 13D

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special Situations GP, L.L.C.

By:	HMC – New York, Inc., Managing Member
By:	/s/ Joel B. Piassick
Name: Joel B. Piassick Title: Executive Vice President

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS GP, L.L.C.

By:	HMC – New York, Inc., Managing Member
By:	/s/ Joel B. Piassick
Name: Joel B. Piassick Title: Executive Vice President

HMC – NEW YORK, INC.

By:	/s/ Joel B. Piassick
Name: Joel B. Piassick Title: Executive Vice President

HARBERT MANAGEMENT CORPORATION

By:	/s/ Joel B. Piassick
Name: Joel B. Piassick Title: Executive Vice President

By:	/s/ Philip Falcone
Name: Philip Falcone

CUSIP No. 795757103	Page 18

SCHEDULE 13D

By:	/s/ Raymond J. Harbert
Name: Raymond J. Harbert

By:	/s/ Michael D. Luce
Name: Michael D. Luce

November 14, 2008